EXHIBIT 10.4

TAX ALLOCATION AGREEMENT

This agreement is made for 1998 and future calendar years by and among AmTrust Financial Services, Inc. (AmTrust), a Delaware corporation and Technology Insurance Company (TIC), a New Hampshire corporation.

WITNESSETH

Whereas, AmTrust owns all the issued and outstanding shares of voting common stock of TIC.

Whereas, AmTrust and TIC may have taxable income in this and future years calendar years and would be liable for federal income tax if their incomes would be computed as though they would file separate returns.

Whereas, AmTrust shall file a consolidated tax return on behalf of itself and its subsidiaries, including TIC (AmTrust and its subsidiaries, including TIC, shall be referred to collectively as the “Group”).

Now, therefore, AmTrust and TIC agree as follows, each intending to be legally bound hereby:

1.
AmTrust will file a consolidated tax return for this and future calendar years for the Group. TIC, for itself, agrees to file such consents, elections and other documents and take such other actions as may be necessary, or appropriate to effectuate the filing of such return as provided by the Internal Revenue Service Regulations, Section 1.1502-1(a) and 1.1502.33(d)(2)

2.
The Group may have consolidated federal income tax liability for this and future calendar years. TIC agrees that, with respect to this and future calendar years, TIC shall remit to AmTrust such estimated and final tax payments as are legally required to be made in an amount equal to the federal income liability of TIC if its taxable income were computed as though it would file a separate return for each calendar year

Notwithstanding anything to the contrary contained herein, AmTrust and TIC specifically agree that this Allocation Agreement shall apply only with respect to federal tax liability.

In Witness Whereof, the parties hereto have caused this agreement to be executed on the date first above written.

AmTrust Financial Services, Inc.

By:

Title:

Technology Insurance Company

By:

Title: